Exhibit 10.6

Jennifer Yi Boyer

Dear Jen,

Congratulations on your appointment to EVP, Enterprise Enablement & Chief Human Resources Officer. The annual salary for this position will remain $430,000 and you will continue to be paid on a bi-weekly basis. With this appointment your annual bonus target will remain 50%. Your position will continue to report to Kevin Smith and your job description and duties will be updated in accordance with your new role and responsibilities.

Your employment with Inogen is and shall continue to be “at-will” and may be terminated at any time with or without cause or notice by either you or Inogen. This letter agreement constitutes the entire agreement between you and Inogen with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between you and Inogen with respect to any related subject matter. This letter agreement will be construed and interpreted in accordance with the laws of the State of Texas (other than its choice-of-law provisions).

Thank you for your contributions!

Sincerely,

/s/ Kevin Smith_________________________

Kevin Smith

President and CEO

Received and acknowledged:

/s/ Jennifer Yi Boyer______________________

Jennifer Yi Boyer

July 25, 2025____________________________

DATE

Corporate Offices – 859 Ward Drive, Suite 200, Goleta, CA 93111